EXHIBIT 99.1

Cleveland BioLabs Provides Update on BARDA Development Funding Process and Meetings With FDA

Conference Call Scheduled for April 4

BUFFALO, N.Y., April 3, 2012 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today announced that the Company received a response from the Biomedical Advanced Research and Development Authority of the Department of Health and Human Services (BARDA) indicating that BARDA has declined to invite the Company to submit a full proposal at this time for continued development funding of CBLB502 as a radiation countermeasure. Notwithstanding this notification, the Company plans to continue the development of CBLB502 as a radiation countermeasure without interruption.

Yakov Kogan, Ph.D., MBA, interim Chief Executive Officer stated, "There is currently no FDA approved countermeasure for Acute Radiation Syndrome (ARS), and we believe that CBLB502 is the most effective and furthest advanced drug candidate for treatment of ARS caused by exposure to radiation from a nuclear or radiological weapon or from a nuclear accident. We will keep pursuing additional funding from various governmental agencies, including BARDA and our existing Department of Defense funding partners at the Chemical Biological Medical Systems and Defense Threat Reduction Agency."

In addition, the Company today announced continued communications with the U.S. Food and Drug Administration (FDA) with back-to-back scheduled meetings in April regarding animal models and remaining human studies.

A letter from the FDA's Division of Medical Imaging Products received in late 2011 stated that the CBLB502 "development program continues to meet the expectations associated with the Fast Track designation." In accordance with the Fast Track designation, the FDA already held or has scheduled a number of meetings with CBLI, beyond the standard entitled meetings, to facilitate the definition of the development pathway for CBLB502 as a radiation countermeasure.

Ann Hards, Ph.D., Executive Vice President of Regulatory Affairs and Quality Assurance, commented: "We greatly appreciate the flexibility shown by the FDA in assembling the appropriate people needed to reach agreement on CBLB502's development program, including the granting of back-to-back meetings. The presence at our meetings of personnel from the Offices of New Drugs, Medical Policy and Counter-Terrorism and Emergency Coordination, in addition to the Division of Medical Imaging Products, is helping us expedite our navigation through the relatively unchartered waters of the Animal Rule."

"The critical unmet medical need for an ARS treatment was underscored by President Obama's recent remarks at the Nuclear Security Summit in Seoul, South Korea," added Dr. Kogan. "At the summit, President Obama noted that the potential for extremists to detonate a nuclear weapon or radiological 'dirty bomb' is still among the most significant dangers facing the international community."

Conference Call Details

Cleveland BioLabs will host a conference call to discuss these developments on Wednesday, April 4, 2012 at 9:00 a.m. ET. Individual calls will not be taken prior to the conference call.  Interested parties may participate by dialing 877-643-7158 (US) or 914-495-8565 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

A replay of the call will be available starting on April 4, 2012, at 12:00 p.m. ET through April 10, 2012, at 11:59 p.m. ET. Interested parties may access the replay by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering conference ID number 68615622. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of nine compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a direct acting anticancer agent. The Company has two subsidiaries, Incuron, LLC, and Pancela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute of Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company's failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company's ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT: Rachel Levine, Director Corporate Development & Communications
         Cleveland BioLabs, Inc.
         T: (646) 284-9439
         E: rlevine@cbiolabs.com